UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2015

Date of Report

(Date of earliest event reported)

FONU2 INC.

 (Exact name of registrant as specified in its charter)

NEVADA	000-49652	65-0773383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee I.D. No.)

135 Goshen Road Ext., Suite 205

Rincon, GA 31326

 (Address of Principal Executive Offices)

(912) 655-5321

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2015, FONU2 Inc., a Nevada corporation (the “Company”) issued and SBI Investments LLC, 2014-1 (“SBI”) purchased an Original Issue Discount 5% Secured Promissory Note (the “Note”). Additionally, the Company issued Common Stock Purchase Warrants to SBI for 500,000 shares of common stock exercisable at $0.015 per share for a three (3) year period.

The Note has a face amount of $275,000 and was purchased for $250,000, bears interest at five (5%) percent per annum, and is paid over four quarters beginning August 29, 2015, with a final payment of all remaining principal, accrued interest and any fees then due on May 29, 2016. Any overdue principal bears interest at twenty-two (22%) per annum. The payment of the Note is secured by the pledge by Joel “Jake” Shapiro, Chairman of the Company, of 1,875 shares of the Company’s Series B Convertible Preferred Stock owned by Mr. Shapiro. The Note is not convertible.

Upon the occurrence of certain Events of Default in the Note, including but not limited to:  (i) the failure to make a principal or interest payment; (ii) the Company’s breach of any material covenant, representation or warranty with respect to the Note or other agreement with SBI; (iii) the appointment of a receiver or trustee for the Company, or the commencement of a bankruptcy, liquidation or insolvency proceeding; (iv) the default by the Company under other debt instruments; or (v) the change of control of the Company, the Note becomes immediately due and payable and the Company shall pay to SBI 125% of the sum of the then outstanding principal on the Note, together with default interest.

SBI has represented to the Company that it is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this Current Report.

Item 3.02 Unregistered Sale of Equity Securities.

See Item 1.01 of this Current Report.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Common Stock Purchase Warrant

10.1	Original Issue Discount 5% Secured Promissory Note (Face Amount $250,000)

10.2	Pledge and Security Agreement among the Company, SBI Investments LLC, 2014-1 and Joel Shapiro

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 INC., a Nevada corporation

Date: June 8, 2015	By:	/s/ Roger Migeul
Roger Miguel, Chief Executive Officer

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